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                          CSW International, Inc.                  EXHIBIT B
                           Statement of Income
              For the Twelve Months Ended September 30, 1995
                               (Unaudited)
                                 ($000's)


Expenses:                                             9/30/95

        Depreciation and Amortization                       3
        Outside Services                                2,088
        Income Tax Benefit                             (1,853)
        Expenses Transferred Out                         (970)
        Interest Expense                                  116
        General and Administrative Expenses             3,632

Total Expenses                                          3,016

Net Loss                                               (3,016)



CSW International's financial results begin in November of 1994.